Exhibit 4.6

THIRD PARTY SECURITY AGREEMENT

This Agreement is made this 1st day of October, 2008, by and between _________________, a ____________ corporation (“Debtor”) whose business address is ___________________________ and CHOICE FINANCIAL GROUP, a North Dakota state bank (“Secured Party”) whose address is 1697 South 42nd Street, Grand Forks, North Dakota 58201.

WHEREAS, Heartland, Inc., a Maryland corporation (“Borrower”) is obligated to Secured Party under a Promissory Note (the “Note”) in the original principal amount of $3,250,000.00 of even date herewith issued pursuant to that certain Loan Agreement and other agreements dated of even date herewith by and among Borrower and Secured Party (collectively, the “Loan Documents”); and

WHEREAS, as a condition precedent to advancing any sums under the Note, Secured Party has required Debtor’s execution of this Agreement.

WHEREAS, Debtor is an affiliate of Borrower and will benefit from the loan from Secured Party to Borrower; and

NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
SECURITY INTEREST AND COLLATERAL

To secure the payment and performance of each and every debt, liability, and obligation of every type, and description which Borrower may now, or at any time hereafter owe to Secured Party, all such debts, liabilities, and obligations herein collectively referred to as the “Obligations,” Debtor hereby grants Secured Party a security interest (the “Security Interest”) in all of Debtor’s right, title and interest in and to the following property, whether now owned or hereafter acquired (the “Collateral”):

A.
All of Debtor’s present and future accounts, receivables, contract rights, rents, instruments, unearned insurance premiums, chattel paper, deposits, deposit accounts, documents, tax refunds, proceeds from insurance and condemnation relating to any of the property of Debtor in which Secured Party has a security interest, all forms of obligations whatsoever owing to Debtor together with all right, title, security and guaranties with respect to each receivable or obligation owed to Debtor (the “Accounts”);

B.
All of Debtor’s present and future inventory, wherever located, including, but not limited to all merchandise, raw materials, parts, supplies, work in process, and finished products, intended for sale, rent, or lease, and all packaging materials of every kind and description now or at any time hereafter owned by and in the custody or possession, actual or constructive, of Debtor, including such inventory as is temporarily out of custody or possession of Debtor and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing (the “Inventory”);

C.
All of Debtor’s present and future supplies, furniture, fixtures, machinery and equipment, wherever located, including, without limitation, data processing, computer equipment, software, computer software systems, office machinery, furniture, material handling equipment, conveyors, tools, attachments, accessories, automobiles, automotive equipment, trailers, trucks, forklifts, motor vehicles, and other equipment of every kind and nature, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, together with all maintenance and repair parts and supplies therefor, all substitutes for any of the foregoing and all manuals, drawings, instructions, warranties and rights with respect thereto, and all proceeds thereof, of whatever kind, including insurance proceeds and condensation awards (the “Equipment”);

D.
All of Debtor’s general intangibles and intellectual property wherever located, whether now owned or hereafter acquired, created or arising, including without limitation all choses in action, customer lists, business records, corporate or other business records, commercial tort claims, sales literature, name plates, catalogs, dealer contracts, supplier contracts, distributor agreements, confidential information, consulting agreements, engineering contracts, and such other assets as uniquely reflect the goodwill of the business of Debtor, applications for patents, patents, copyrights, trademarks, trade secrets, service marks, inventions, methods, processes, research and development, good will, trade names, customer lists, permits and franchises and Debtor’s name (the “General Intangibles and Intellectual Property”);

E.
All present and future cash, certificates of deposit, investment property, securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, commodity accounts, membership interests, financial rights, governance rights, brokerage accounts, bank accounts, letters of credit, and all other assets of any type or nature; and

F.
All additions, accessions, increases, parts, fittings, accessories, replacements, substitutions, betterments, repairs and proceeds of or to any or all of the foregoing, including, without limitation, all insurance proceeds and condemnation awards.

Upon default pursuant to the provisions of this Agreement, Secured Party becomes entitled to all remedies set forth herein or otherwise provided to secured parties by the Uniform Commercial Code as adopted in the State of North Dakota.

ARTICLE 2.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Debtor represents, warrants and agrees that:

2.1	Debtor is a Virginia corporation and will not change its state of incorporation without the prior written consent of the Secured Party.

2.2	The Collateral will be used solely for: Business purposes.

2.3	Debtor’s chief executive office is located at ___________________________.

2.4
Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) absolute title to each item of Collateral free and clear of all security interests, liens, and encumbrances, except this Security Interest, and will defend the Collateral against all claims or demands of all persons other than Secured Party.  Debtor will not sell or otherwise dispose of the Collateral or any interest therein without the prior written consent of Secured Party.

2.5
Debtor will not permit any tangible Collateral to be located in any state (and, if county filing is required, in any county) in which a financing statement covering such Collateral is required to be, but has not in fact been, filed in order to perfect the Security Interest.

2.6
Each right to payment and each instrument, document, chattel paper, and other agreement constituting or evidencing Collateral is (or will be when arising or issued) the valid, genuine, and legally enforceable obligation, subject to no defense, no set-off, or counterclaim of the account debtors or other obligor named therein.  Debtor will neither agree to any material modification or amendment nor agree to any cancellation of any such obligation without Secured Party’s prior written consent, and will not subordinate any such right to payment to claims of other creditors of such account debtors or other obligor.

2.7	This Agreement has been duly and validly authorized by all necessary company action of Debtor.

2.8	Debtor will:

A.	Keep all tangible Collateral in good repair, working order, and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken, or defective parts thereof,

B.	Promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection, or continuance of the Security Interest;

C.	Keep all Collateral free and clear of all security interests, liens, and encumbrances except this Security Interest;

D.
At all reasonable times, permit Secured Party or its representative to examine or inspect any Collateral wherever located, and to examine, inspect, and copy Debtor’s books and records pertaining to the Collateral and its business and financial condition;

E.
Keep accurate and complete records pertaining to the Collateral and pertaining to Debtor’s business and financial condition and submit to Secured Party such periodic reports concerning the Collateral as Secured Party may from time to time reasonably request;

F.	Promptly notify Secured Party of material loss of or material damage to any Collateral or of any adverse change, known to Debtor, in the amount of Five Thousand and 00/100 Dollars ($5,000) or more;

G.
If Secured Party at any time so requests after the occurrence of an Event of Default, promptly deliver to Secured Party any instrument, document, or chattel paper constituting Collateral, duly endorsed or assigned by Debtor;

H.
At all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks and in such amounts as Secured Party may reasonably request, with any loss payable to Secured Party to the extent of its interest;

I.
From time to time consent to the filing of financing statements in connection with the Collateral in order to perfect the Security Interest and execute such documents as may be required to have the Security Interest properly noted on a certificate of title, if applicable;

J.
Pay when due or reimburse Secured Party on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including in each case all attorneys’ fees) incurred by Secured Party in connection with the creation, perfection, satisfaction, protection, defense, or enforcement of the Security Interest or the creation, continuance, protection, defense, or enforcement of this Agreement or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings;

K.
Execute, deliver, or endorse any and all instruments, documents, assignments, security agreements, and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect, or enforce the Security Interest and Secured Party’s rights under this Agreement;

L.	Not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state, or local law, statute, or ordinance;

M.	Permit Secured Party at any time and from time to time to send requests after the occurrence of an Event of Default to account debtors or other obligors for verification of amounts owed to Debtor; and

N.	Comply with all permits issued by any federal, state or local governmental agency or authority in connection with the Collateral or Debtor’s operations.

If Debtor at any time fails to perform or observe any agreement contained herein, Secured Party may (but need not) after 15 days prior written notice to Debtor and failure of Debtor to remedy within said 15 day period, or longer if reasonably required to remedy, however, in no event shall the total remedy period exceed 45 days from date of notice, perform or observe such agreement on behalf, and in the name, place, and stead, of Debtor (or, at Secured Party’s option, in Secured Party’s own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the filing of financing statements, the endorsements of instruments, and the procurement of repairs, transportation, or insurance); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, Debtor shall thereupon pay Secured Party, on demand, the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees) incurred by Secured Party in connection with or as a result of Secured Party’s performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the rate set forth in the Note.  To facilitate the performance or observance by Secured Party of such agreements of Debtor, Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to consent, create, prepare, complete, execute, deliver, endorse, or file, in the name of and on behalf of Debtor, any and all instruments, documents, financing statements, applications for insurance, and other agreements and writings required to be obtained, executed, delivered, or endorsed by Debtor hereunder.

ARTICLE 3.
COLLECTION RIGHTS OF SECURED PARTY

Secured Party may at any time after the occurrence of any Event of Default notify any account debtors, or any other person obligated to pay any amount due, that such chattel paper, account, or other right to payment has been assigned or transferred to Secured Party for security and shall be paid directly to Secured Party.  If Secured Party so requests at any time after an Event of Default, Debtor will notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the payment due is payable directly to Secured Party.  At any time after Secured Party gives such notice to an account debtor or other obligor, Secured Party may (but need not), in its own name or in Debtor’s name, demand, sue for, collect, or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, account, or other right to payment, or grant any extension to, make any compromise or settlement with, or otherwise agree to waive, modify, amend, or change the obligations (including collateral obligations) of any such account debtor or other obligor.

ARTICLE 4.
ASSIGNMENT OF INSURANCE

Debtor hereby assigns to Secured Party as additional security for the payment of the Obligations, right to any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Debtor under or with respect to, any and all policies of insurance covering the Collateral, and Debtor hereby directs the issuer of any such policy to show Secured Party as loss payee thereon and to pay any such moneys directly to Secured Party and not jointly to Secured Party and Debtor.  After the occurrence of an Event of Default, Secured Party may (but need not), in its own name or in Debtor’s name, execute and deliver proofs of claim, receive all moneys, endorse checks, and other instruments representing payment of such moneys, and adjust, litigate, compromise, or release any claim against the issuer of any such policy.

ARTICLE 5.
EVENTS OF DEFAULT

Each and any one of the following occurrences shall constitute an event of default under this Agreement (herein called “Event of Default”):

A.	Any failure to pay when due according to the terms of the Note and/or the other Loan Documents, after the expiration of any applicable cure period; or

B.
Any other default shall occur in the performance of any agreement, term, provision, condition, or covenant required to be performed or observed under the Note, the Loan Documents, after the expiration of any applicable cure period; or

C.
If Debtor fails to duly and punctually perform or observe any of covenants or agreements contained herein and such default shall continue for a period of 15 days after notice to Debtor of default, provided, however, that despite Debtor’s best efforts the default may not reasonably be cured within that period, Debtor shall have an additional 30 day period to cure, but in no event shall the total cure period exceed 45 days; or

D.
If Debtor shall make an assignment for the benefit of its creditors, or shall be unable to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file a petition seeking any reorganization, dissolution, liquidation, arrangement, composition, readjustment or similar relief under any present or future bankruptcy or insolvency statute, law or regulation or shall file an answer admitting to or not contesting the material allegations of a petition filed against it in such proceedings; or

E.
If Debtor, Borrower or any guarantor of the indebtedness evidenced by the Note or the Obligations shall default in the performance of any agreement, whether now existing or hereafter arising, with the Secured Party, and such default is not cured within the applicable cure period, if any.

ARTICLE 6.
REMEDIES UPON EVENT OF DEFAULT

Upon the occurrence of an Event of Default hereunder and at any time thereafter, Secured Party may exercise any one or more of the following rights and remedies:

A.
Exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, as adopted in the State of North Dakota, including but not limited to, the right to take possession of any Collateral, proceeding without judicial process or by judicial process, and the right to sell, lease, or otherwise dispose of any or all of the Collateral, and in connection therewith, Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties, and if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified herein) at least ten (10) calendar days prior to the date of intended disposition or other action).

B.	Exercise or enforce any and all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor, or against any other person or property.

Secured Party is hereby granted a non-exclusive, world-wide, and royalty-free license to use or otherwise exploit all tradenames, trademarks, trade secrets, franchises, copyrights, and patents of Debtor that Secured Party deems necessary or appropriate to the disposition of any Collateral.

ARTICLE 7.
OTHER PERSONAL PROPERTY

Unless at the time Secured Party takes possession of any tangible Collateral, or within seven (7) days thereafter, Debtor gives written notice to Secured Party of the existence of any goods, papers, or other property of Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, describing such property, Secured Party shall not be responsible or liable to Debtor for any action taken or omitted by or on behalf of Secured Party with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

ARTICLE 8.
MISCELLANEOUS

8.1
No delay on the part of Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which Secured Party would otherwise have.  No amendment, modification or waiver of, or consent with respect to any provision hereof shall in any event be effective against Secured Party unless the same shall be in writing and signed by Secured Party.

8.2
The rights, options, powers and remedies granted in this Agreement shall extend to Secured Party and to its participating lenders, successors and assigns, and shall be binding upon Debtor and its successors and assigns and shall be applicable hereto and to all renewals and/or extensions hereof.

8.3
Debtor agrees to pay all fees and out-of-pocket disbursements incurred by Secured Party in connection with the enforcement of this Agreement, including all costs of collection and including, without limitation, reasonable fees and disbursements of attorneys for Secured Party, or arising from or relating to any bankruptcy or insolvency proceeding by or against the Debtor.

8.4
Any notice, request or demand, document, consent or other instrument to be given, sent or furnished by any party to any other party shall be in writing and personally delivered or sent by United States regular or express mail or other similar types of overnight mail delivery.  Notice shall be deemed received: (i) two (2) business days after the same is deposited in the United States post office box, via regular mail, postage prepaid; (ii) one (1) business day after the same is deposited in a United States post office for overnight mail delivery, postage prepaid or deposited in a similar type of overnight mail delivery; or (iii) on the same day of personal delivery; if properly addressed to Secured Party or Debtor, as applicable, at the address above, or such other addresses as Secured Party or Debtor may from time to time specify in writing.

8.5
This Agreement shall be governed by the laws of the State of North Dakota.  The parties  consent to the exclusive jurisdiction of the state and federal courts located in the State of North Dakota in connection with any controversy related in any way to this Agreement, and waive any argument that venue in such forum is not convenient.

8.6
Debtor shall do all things and deliver all instruments reasonably requested by Secured Party to protect, perfect or enforce any security interest given to Secured Party hereunder.  Debtor hereby authorizes Secured Party to file a financing statement, file a copy or duplicate original of this document or other document or instrument that Secured Party may require to perfect, protect or establish a lien or security interest granted to Secured Party hereunder or any of the documents and instruments delivered to Secured Party pursuant to this Agreement.

8.7
Secured Party is not a partner or joint venturer with Debtor and Debtor agrees to defend, indemnify and hold Secured Party harmless from any and all damages resulting from such a construction or alleged construction of the relationship between the parties.

8.8
DEBTOR ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY A JURY MAY EXCEED THE TIME AND EXPENSE REQUIRED FOR TRIAL WITHOUT A JURY.  DEBTOR, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF DEBTOR’S CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF SECURED PARTY AND DEBTOR, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, ANY RELATED AGREEMENTS OR OBLIGATIONS THEREUNDER.  DEBTOR HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.  DEBTOR ALSO AGREES THAT COMPLIANCE BY SECURED PARTY WITH THE EXPRESS PROVISIONS OF THIS AGREEMENT SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

8.9
This Agreement constitutes the entire agreement with respect to the subject matter hereof.  All prior discussions, agreements and statements are superceded and merged into this Agreement.  No change, addition or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party to be charged.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  No valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement.

8.10
This Agreement may be executed in any number of counterparts (no one of which need contain the signature of more than one party hereto so long as each party hereto executes at least one such counterpart), which counterparts shall have the same effect as if the signature thereto and hereto were upon the same instrument.

8.11
This Agreement is a continuing obligation on the part of Debtor and shall be binding upon Debtor, its successors and assigns and shall inure to the benefit of and be enforceable by Secured Party and its participating lenders, successors, transferees and assigns.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Third Party Security Agreement to be executed as of the date first above written.

LEE OIL COMPANY, INC.	CHOICE FINANCIAL GROUP

/s/	/s/
Name	Name
Title	Title

STATE OF	)
) ss
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___ day of ____________, 2008, by __________________, the ________________ of Lee Oil Company, Inc., a Virginia corporation, on behalf of the corporation.

Notary Public

4054801v1